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                                                                    Exhibit 99.1

For Immediate Release
June 24, 2003

           WESTERN WIRELESS INTERNATIONAL ANNOUNCES CLOSING OF SALE OF
                     INTEREST IN CROATIAN WIRELESS OPERATOR

BELLEVUE, Wash. (June 24, 2003) - Western Wireless International Corporation ("WWI"), a subsidiary of Western Wireless Corporation (NASDAQ: WWCA) announced today the closing of the previously announced sale of its 19% interest in VIPnet d.o.o. ("VIPnet"), a Croatian wireless operator, to Mobilkom Austria Aktiengesellschaft & CO KG. WWI's proceeds from the transaction were $70 million. WWI realized a 42% internal rate of return over the five-year life of its investment in VIPnet.

      "Through our investment in VIPnet, we built a great partnership, a strong management team and an outstanding business," said Brad Horwitz, President of WWI. "We are pleased that it concluded with an excellent return to our shareholders."

ABOUT WESTERN WIRELESS INTERNATIONAL

      Through its operating companies, WWI operates wireless networks in nine countries: Ireland, Austria, Slovenia, Georgia, Ghana, Cote d'Ivoire, Bolivia and Haiti. As of March 31, 2003, WWI's consolidated operations served 836,400 customers.

ABOUT WESTERN WIRELESS CORPORATION

      Western Wireless Corporation, located in Bellevue, Washington, was formed in 1994 through the merger of two rural wireless companies. Following the merger, Western Wireless continued to invest in rural cellular licenses, acquired six PCS licenses in the original auction of PCS spectrum in 1995 through its VoiceStream subsidiary, and made its first international investment in 1996. Western Wireless went public later in 1996 and completed the spin-off of VoiceStream in 1999. Western Wireless now serves over 1.2 million subscribers in 19 western states under the Cellular One(R) and Western Wireless(R) brand names.
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      This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company's plans, intentions and expectations. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These risks include increased levels of competition, restrictions on the Company's ability to finance its growth, any market changes that would significantly decrease consumer demand for wireless products, changes in technology, changes in, or failure to comply with, governmental regulations, general economic and business conditions, both nationally and in the regions in which Western Wireless operates, and other factors. A more extensive discussion of the risk factors that could impact these areas and the Company's overall business and financial performance can be found in the Company's public offering prospectuses and its periodic reports filed with the Securities and Exchange Commission. Given these factors, investors and analysts should not place undue reliance on forward-looking statements.

FOR FURTHER INFORMATION CONTACT:

Investment Community:                                Media:
Steve Winslow                                        John Snyder
Western Wireless Corporation                         Snyder Investor Relations
(800) 261-5960                                       (206) 262-0291
steve.winslow@wwireless.com                          jsnyder@snyderir.com